EXHIBIT 99.1

Congressmen-Elect John K. Delaney Steps Down as CapitalSource Board Chairman

LOS ANGELES, Dec. 20, 2012 (GLOBE NEWSWIRE) -- CapitalSource Inc. (NYSE:CSE) today announced that its Founder, John K. Delaney, has resigned as Chairman and a member of the Company's Board of Directors and as a member of the CapitalSource Bank Board of Directors, effective immediately, as he completes preparations to join the 113th Congress as a Member of the U.S. House of Representatives. Long-time Board member and Presiding Independent Director William G. Byrnes has been elected to succeed Delaney as Chairman. The Board recognized Mr. Delaney's contributions to the Company since its founding in 2000 with the honorary title of Chairman Emeritus. He will take office on January 3, 2013, representing the 6th Congressional District in Maryland.

"I love CapitalSource and am devoted to many of the individuals who contributed to our success over the years, so it is a special honor to be awarded the Chairman Emeritus title," said Congressman-elect John K. Delaney. "I have always subscribed to the belief that our work in life falls into one of three categories - duty, obligation, or privilege. Starting CapitalSource and working with all of my colleagues across the past 12 years has always been a privilege. I am particularly pleased that Jim Pieczynski and Tad Lowrey are managing the Company and that Bill Byrnes will be Board Chair," added Delaney. "Jim and Tad are doing a truly exceptional job leading CapitalSource and Bill has a deep understanding of the strategic priorities for the Company.

"In addition to thanking my colleagues for making CapitalSource possible, I want to thank the countless individuals outside the Company with whom I have had the pleasure of working, including our clients, investors, lenders, regulators and advisors. Based on its people, its market position, and its financial strength, the future business prospects for CapitalSource are extremely bright,"concluded Delaney.

"John Delaney has been an extraordinary leader at CapitalSource since he founded the Company. His vision and entrepreneurial spirit were critical to our ability to navigate the financial crisis and emerge in a position of strength, with CapitalSource Bank as our platform for future growth and profitability," said James J. Pieczynski, CapitalSource CEO. "I know that John will apply his extraordinary talents and experience in the Congress, on behalf of his Maryland constituents, with the same level of dedication and results-oriented approach he demonstrated throughout his years at CapitalSource."

"Working with John over the years as a Board colleague and more recently serving as Presiding Independent Director has been an extraordinary opportunity. CapitalSource is well positioned for success and I am looking forward to my new role," said William G. Byrnes, CapitalSource Board Chairman. "John will certainly be missed, but our loss will be the nation's gain, as he undoubtedly will establish himself as a thoughtful leader in the United States Congress."

About CapitalSource

CapitalSource Inc. (NYSE:CSE), through its wholly owned subsidiary CapitalSource Bank, makes commercial loans to small and middle-market businesses nationwide and offers depository products and services in 21 retail branches in southern and central California. CapitalSource, headquartered in Los Angeles, CA, had total assets of $8.7 billion and total deposits of $5.5 billion as of September 30, 2012. For more information, visit www.capitalsource.com.

CONTACT: Investor Relations:
         Dennis Oakes
         Senior Vice President, Investor Relations
         & Corporate Communications
         (212) 321-7212
         doakes@capitalsource.com

         Media Relations:
         Michael Weiss
         Director of Communications
         (301) 841-2918
         mweiss@capitalsource.com